TANDYCRAFTS, INC. ANNOUNCES FIRST QUARTER RESULTS,
                    FOR THE PERIOD ENDING SEPTEMBER 30, 1995


     FORT WORTH, TEXAS, October 27, 1995 ---- TANDYCRAFTS, INC. (NYSE:TAC) announced today results for the first quarter ended September 30, 1995.

     For the three months ended September 30, 1995, net sales were $62,349,000, a 5% decrease when compared to the $65,512,000 reported for the comparable period of the prior year. Net income was $9,000, or $0.00 per share, compared to $2,054,000, or $0.18 per share for the same period in fiscal 1995.

     For the quarter, total retail sales increased 5% when compared to the same period in fiscal 1995. Sales were up 44% at Sav-On Discount Office Supplies and 18% at Joshua's Christian Stores. Sales were down 9% at Tandy Leather and 18% at Cargo Furniture & Accents on three fewer stores. Comparable store sales for the quarter were up 10% at Sav-On Discount Office Supplies, 6% at Joshua's Christian Stores and 1% at Cargo Furniture & Accents. Comparable store sales were down 8% at Tandy Leather. Operating income for the retail segment was also down when compared to the same quarter last year.

     Manufacturing sales were down 12% for the quarter when compared to the same period last year. This reflected several factors including continued weakness in the apparel divisions, Belts and Accessories and Outerwear, a slowing of sales at TWI which was confined primarily to Tandy Wholesale International, the wholesale division of Tandy Leather Company, and to the shifting of certain promotional sales from the first to the second quarter in the Frames and Framed Art division.

     In commenting on the results for the quarter, Mr. Earl Cox III, Chairman of the Board, stated "Our Belts and Accessories and Outerwear divisions continue to be adversely impacted by the continued lack of consumer interest in apparel and related accessories, including belts. The decline in sales and operating income in our Frames and Framed Art division was a result of the shifting of certain sales from the first to the second quarter. Based on our strong backlog, we continue to expect this division to have an exceptionally strong year. The performance at our TWI division was adversely impacted primarily at Tandy Leather Manufacturing, the manufacturing arm for Tandy Leather retail, where sales and operating income were down when compared to last year. The other operations within TWI, primarily our licensing operations, are performing exceptionally well with strong growth in both sales and operating income."

     "At retail, Tandy Leather's sales continued to reflect the weakness in Southwest fashion. While Joshua's experienced strong gains in both sales and same store sales, operating income was adversely impacted by the decision to aggressively mark down certain inventory thereby positioning Joshua's well for this important second quarter. Although same store sales were up 1%, Cargo's operating income for the quarter was down when compared to last year. This was primarily due to Cargo's Back to School promotion which negatively impacted gross margins. For the quarter, Cargo set a new company record for seasonally adjusted average store sales, and undelivered orders were exceptionally high at the end of the quarter which should positively impact the second quarter as the income associated with those orders is recognized. Sav-On, which experienced strong gains in both sales and same store sales, had its first profitable quarter since we began to aggressively expand that operation two years ago. Their strong performance, which was ahead of our expectations, confirms our belief that there is a good deal of potential in that concept."

     Mr. Cox went on to comment that "Bear, Stearns & Co., Inc., which has been retained to act as the Company's financial advisor with a view towards making recommendations to maximize shareholder value, have indicated that they would be in a position to report to the Board in the latter part of November 1995."

     Tandycrafts, Inc. is a specialty retailer and manufacturer. Included in its Specialty Retail segment are Tandy Leather Company, Joshua's Christian Stores, Cargo Furniture & Accents, and Sav-On Discount Office Supplies. Its Specialty Manufacturing segment is comprised of four manufacturing divisions; Frames and Framed Art, Belts and Accessories, Outerwear and Tandy Wholesale International ("TWI").




                                (Table to follow)





                                            Three Months Ended
                                      -----------------------------
                                      September 30,    September 30,
                                           1995            1994
                                      -------------    ------------

Net sales                             $      62,349    $     65,512
                                      -------------    ------------

Operating costs and expenses:
   Cost of goods sold                        38,813          39,802
   Selling, general and administrative       20,913          20,305
   Depreciation and amortization              1,525           1,349
                                      -------------    ------------
      Total operating costs
         and expenses                        61,251          61,456
                                      -------------    ------------

Operating income (loss)                       1,098           4,056
Interest expense, net                         1,085             826
                                      -------------    ------------

Income (loss) before income taxes                13           3,230
Provision for income taxes                        4           1,176
                                      -------------    ------------

      Net income                      $           9    $      2,054
                                      =============    ============

Net income (loss) per share                    $.00            $.18
                                               ====            ====

Weighted average common and
  common equivalent shares                   11,769          11,214
                                             ======          ======


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